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Filed Pursuant To Rule 433
Dated May 9, 2006
Registration Statement No. 333-132104

FINAL TERM SHEET
5.375% NOTES DUE 2009

Issuer:	Abbott Laboratories

Size:	$500,000,000

Security Type:	5.375% Notes due 2009

Coupon:	5.375%

Maturity:	May 15, 2009

Price:	99.750%

Yield:	5.466%

Spread:	Plus 0.48%

Benchmark Treasury:	4.500% due February 15, 2009

Treasury Spot:	4.986%

Coupon Dates:	Semiannually on May 15 and November 15

First Coupon:	November 15, 2006

Settlement:	May 12, 2006

Redemption Provisions:	Abbott may redeem each series of the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 10 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

CUSIP:	002824 AR 1

Joint Bookrunning Managers:	ABN AMRO Incorporated Banc of America Securities LLC JPMorgan Morgan Stanley

Senior Co-Managers:	Citigroup BNP PARIBAS Wachovia Securities

Co-Managers:	Mitsubishi UFJ Securities SOCIETE GENERALE The Williams Capital Group, L.P. Caboto Deutsche Bank Securities Goldman, Sachs & Co. Harris Nesbit SCB

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-226-3756.

FINAL TERM SHEET
5.600% NOTES DUE 2011

Issuer:	Abbott Laboratories

Size:	$1,500,000,000

Security Type:	5.600% Notes due 2011

Coupon:	5.600%

Maturity:	May 15, 2011

Price:	99.935%

Yield:	5.615%

Spread:	Plus 0.60%

Benchmark Treasury:	4.875% due April 30, 2011

Treasury Spot:	5.015%

Coupon Dates:	Semiannually on May 15 and November 15

First Coupon:	November 15, 2006

Settlement:	May 12, 2006

Redemption Provisions:	Abbott may redeem each series of the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 12.5 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

CUSIP:	002824 AS 9

Joint Bookrunning Managers:	ABN AMRO Incorporated Banc of America Securities LLC JPMorgan Morgan Stanley

Senior Co-Managers:	Citigroup BNP PARIBAS Wachovia Securities

Co-Managers:	Mitsubishi UFJ Securities SOCIETE GENERALE The Williams Capital Group, L.P. Caboto Deutsche Bank Securities Goldman, Sachs & Co. Harris Nesbit SCB

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-226-3756.

FINAL TERM SHEET
5.875% NOTES DUE 2016

Issuer:	Abbott Laboratories

Size:	$2,000,000,000

Security Type:	5.875% Notes due 2016

Coupon:	5.875%

Maturity:	May 15, 2016

Price:	99.910%

Yield:	5.887%

Spread:	Plus 0.76%

Benchmark Treasury:	4.500% due February 15, 2016

Treasury Spot:	5.127%

Coupon Dates:	Semiannually on May 15 and November 15

First Coupon:	November 15, 2006

Settlement:	May 12, 2006

Redemption Provisions:	Abbott may redeem each series of the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

CUSIP:	002824 AT 7

Joint Bookrunning Managers:	ABN AMRO Incorporated Banc of America Securities LLC JPMorgan Morgan Stanley

Senior Co-Managers:	Citigroup BNP PARIBAS Wachovia Securities
Co-Managers:	Mitsubishi UFJ Securities SOCIETE GENERALE The Williams Capital Group, L.P. Caboto Deutsche Bank Securities Goldman, Sachs & Co. Harris Nesbit SCB

        Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-226-3756.

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FINAL TERM SHEET 5.375% NOTES DUE 2009
FINAL TERM SHEET 5.600% NOTES DUE 2011
FINAL TERM SHEET 5.875% NOTES DUE 2016